Equity One, Inc. 1600 NE Miami Gardens Drive North Miami Beach, FL 33179	Company Contacts (305-947-1664): Howard Sipzner, EVP and CFO Feryal Akin, Communications

FOR IMMEDIATE RELEASE:

Equity One Reports Third Quarter 2006 Operating Results

North Miami Beach, FL; October 31, 2006 -- Equity One, Inc. (NYSE:EQY), an owner, developer and operator of community and neighborhood shopping centers located in high growth and high barrier markets in the southern and northeastern United States, announced today its financial results for the three and nine month periods ended September 30, 2006.

Third Quarter 2006 Financial Highlights

—
Net income totaled $14.1 million, compared to $28.0 million for 2005. For comparison purposes, net income for the third quarter of 2006 included a charge of $1.1 million of abandoned transaction costs and $2.6 million of gains on the sale of real estate, while the third quarter of 2005 had $6.1 million of gains on the sale of real estate as well as $5.2 million of gains attributable to the sale of certain securities. Also, the third quarter of 2006 reflects the full impact of the second quarter 2006 sale of an 80% interest in 29 Texas properties and the related $1.00 per share special dividend;

—	Net income per diluted share was $0.19 versus $0.37 in 2005;
—	Funds from Operations (“FFO”) totaled $25.5 million versus $32.9 million in 2005;
—	FFO per diluted share was $0.35 versus $0.44 in 2005;
—	Interest expense coverage ratio equaled 2.8 times for the third quarter of 2006; and
—	Net debt to total market capitalization measured 35.8% as of September 30, 2006.

Third Quarter 2006 Operating Highlights

—	Produced a 3.0% increase in same property net operating income (“NOI”) and an overall NOI margin of 72.2%;
—	Increased the average rental rate by 6.1% to $11.52 per square foot on 114 lease renewals aggregating 380,667 square feet;
—	Executed 82 new leases totaling 414,193 square feet at an average rental rate of $11.53 per square foot, representing a 22.0% increase over prior rents on a same-store basis;
—	Completed and leased $35.8 million of development projects year-to-date with an incremental NOI yield on cost of approximately 9.7%; and
—	Achieved an occupancy rate of 95.1% in the core shopping center portfolio at September 30, 2006 versus 95.0% at June 30, 2006 and 93.7% at September 30, 2005.

Third Quarter 2006 Investment and Financing Activities

—	Acquired four retail centers and two outparcels for aggregate consideration of $60.4 million;
—	Issued $125.0 million principal amount of 6.25% senior unsecured notes maturing January 2017;
—	Purchased 612,700 shares of our common stock for total consideration of $14.7 million representing an average price of $24.06; and
—
Prepaid our $75.0 million 7.25% senior notes due August 2007, realizing a $1.7 million benefit on the associated unamortized debt premium, offset by a make-whole payment of $1.2 million, resulting in a gain of approximately $457,000.

“The third quarter of 2006 represents a significant turning point in the development of Equity One,” stated Chaim Katzman, Chairman and Chief Executive Officer of Equity One. “We note with appreciation and a bit of sadness, the departure of two key executives, Doron Valero, our President and Chief Operating Officer, and Howard Sipzner, our Executive Vice President and Chief Financial Officer, both of whom were instrumental in the tremendous growth and success of our Company over the past fifteen years in the case of Doron and seven years for Howard. At the same time, we welcome with high anticipation Jeff Olson, our incoming President and Chief Executive Officer, and Greg Andrews, our incoming Chief Financial Officer. In connection with these changes, I will be stepping back from my day-to-day responsibilities as Chief Executive Officer but will remain as Chairman of Equity One’s board of directors. I am confident these changes will bring forth a period of continued growth and success for our Company.”

“In the two months I have been working at Equity One, I am already quite impressed by the quality of its people, properties, tenants and markets,” stated Jeff Olson, incoming Chief Executive Officer and President. “During the third quarter, we made substantial progress on our leasing and redevelopment initiatives, increasing our renewal rents by 6.1%, achieving a 22.0% increase on new leases rates on a same-space basis, increasing our core occupancy to 95.1% and producing a 3.0% gain in same store net operating income. Our average grocer generated sales of $441 per square foot last year, a 4.1% increase over the previous year. We have a particularly strong balance sheet with low leverage and limited exposure to floating rates. Looking ahead, our focus will be to maximize our internal growth and net asset value through judicious capital recycling, targeted redevelopment and development activities and a constant emphasis on leasing and tenant mix. I am extremely excited about the opportunity at Equity One.”

FINANCIAL OVERVIEW

For the three months ended September 30, 2006, FFO was $25.5 million versus $32.9 million for the comparable period in 2005. FFO per diluted share totaled $0.35 in the third quarter of 2006 versus $0.44 in the third quarter of 2005. Net income in the third quarter of 2006 was $14.1 million versus $28.0 million in the third quarter of 2005. Net income per diluted share was $0.19 for the third quarter of 2006 versus $0.37 for 2005. Total revenue in the third quarter of 2006 was $54.3 million versus $58.4 million in the third quarter of 2005.

The third quarter of 2006 reflects the full impact of the second quarter 2006 sale of an 80% interest in 29 Texas properties and the related $1.00 per share special dividend. Additionally, the third quarter of 2006 included a charge of $1.1 million of abandoned transaction costs and $2.6 million of gains on the sale of real estate, while the third quarter of 2005 had $6.1 million of gains on the sale of real estate as well as $5.2 million of gains attributable to the sale of certain securities.

For the nine months ended September 30, 2006, FFO was $90.2 million versus $95.9 million for the comparable period in 2005. FFO per diluted share totaled $1.20 for the nine months ended September 30, 2006 versus $1.28 for the comparable period in 2005. Net income for the nine months ended September 30, 2006 was $147.8 million versus $75.0 million for the comparable period in 2005. Net income per diluted share was $1.97 for the third quarter of 2006 versus $1.00 for the comparable period in 2005. Total revenue for the nine months ended September 30, 2006 was $174.6 million versus $176.7 million for the comparable period of 2005.

The nine months ended September 30, 2006 reflect the second quarter 2006 sale of an 80% interest in 29 Texas properties and the related $1.00 per share special dividend, while the comparable period of 2005 reflects the operating results in continuing operations for the entire period. Additionally, the nine months ended September 30, 2006 included $101.4 million of gains on the sale of real estate, while the corresponding period in 2005 had $11.5 million of gains on the sale of real estate. Also, the nine months ended September 30, 2006 had a $1.0 million expense related to the termination of existing leases and a $1.8 million loss on extinguishment of debt, while the corresponding period in 2005 did not have these expenses. Lastly, the nine months ended September 30, 2006, had $4.3 million of dividend income from our investment in DIM Vastgoed, while the corresponding period in 2005 had no DIM Vastgoed dividend income, but had $5.1 million of gains on the sale of certain securities.

At September 30, 2006, our fully diluted total market capitalization equaled $2.74 billion, comprising 73.5 million shares of common stock, valued at $1.76 billion, and $980.4 million of net debt (excluding any unamortized fair market premium/discount and net of cash). Our ratio of net debt to total market capitalization was 35.8% and our ratio of net debt to gross real estate and securities investments was 48.5%.

PORTFOLIO OVERVIEW

As of September 30, 2006, the Company owned a total of 201 properties (including 29 in an unconsolidated joint venture) encompassing 129 supermarket-anchored shopping centers, five drug store-anchored shopping centers, 56 other retail-anchored shopping centers, four development parcels and seven non-retail properties. As of September 30, 2006, our core shopping center portfolio was 95.1% occupied, and featured an average base rent of $10.84 per leased square foot.

During the third quarter of 2006, we renewed 114 leases aggregating 380,667 square feet and increased the average rental rate 6.1% to $11.52 per square foot. We also signed 82 new leases aggregating 414,193 square feet at an average rental rate of $11.53 per square foot, a 22.0% increase over prior rents on a same-store basis. As a result of these activities, we achieved net absorption of 187,677 square feet and added approximately $2.6 million of annualized minimum rent in the third quarter of 2006.

Excluding lease termination revenues, our same property net operating income increased 3.0% for the quarter ended September 30, 2006 compared to the quarter ended September 30, 2005, comprising 139 properties for which the occupancy rate was 95.1% compared to 94.9%. For the nine months ended September 30, 2006, our same property net operating income increased 3.1% compared to the nine months ended September 30, 2005, comprising 137 properties for which the occupancy rate was 95.1% compared to 94.9%.

ACQUISITIONS AND DISPOSITIONS

During the three months ended September 30, 2006, we acquired $60.4 million of properties comprising Milestone Plaza, Shoppes at Quail Roost and Coral Reef Shopping Center, as well as outparcels at our Pointe Royale and Westport shopping centers. In 2006 overall, we have acquired the following properties:

Property	Location	Square Feet/ Acres	Purchase Price (000’s)

Dolphin Village	St. Pete Beach, FL	138,129	$28,000
Brookside Plaza	Enfield, CT	210,787	28,500
Commonwealth II	Jacksonville, FL	53,598	600
Piedmont Peachtree Crossing	Buckhead, GA	152,239	47,950
Prosperity Office Building	Palm Beach Gardens, FL	3,200	1,400
Alafaya Village	Orlando, FL	39,477	6,638
Chestnut Square outparcel	Brevard, NC	1,070	475
Sunpoint	Ruskin, FL	132,374	7,500
Chapel Trail Plaza	Pembroke Pines, FL	56,378	8,900
Deep Creek land	Fairburn, GA	101 acres	8,000
Milestone Plaza	Greenville, SC	93,655	20,200
Shoppes at Quail Roost	Miami, FL	73,550	15,435
Coral Reef Shopping Center	Palmetto Bay, FL	74,680	21,200
Pointe Royale outparcel	Miami, FL	6,897	1,350
Westport outparcels (2)	Davie, FL	9,768	2,200
Total acquisitions			$198,348

During 2006, we have disposed of the following depreciable properties:

Shopping Center	Location	Square Feet/ Acres	Gross Sales Price (in thousands)	Gain on Sale (in thousands)
Scottsville Square	Bowling Green, KY	38,450	$2,500	$478
Sutherland Lumber	Marble Falls, TX	53,571	2,000	3
29 Texas properties	Texas	2,805,322	371,659	87,081
Hedwig	Houston, TX	69,504	13,350	5,634
Total sales of depreciable properties			$389,509	$93,196

In addition, during 2006, we have disposed of the following non-depreciable properties:

Shopping Center	Location	Square Feet/ Acres	Gross Sales Price (in thousands)	Gain on Sale (in thousands)
2 Westridge land parcels	McDonough, GA	2.0 acres	$1,458	$519
6 Texas land parcels	Texas		15,513	5,082
Parcel F land parcel *	Palm Beach Gardens, FL	3.2 acres	3,850	1,650
Crossroads (Lowe’s)	Pembroke Pines, FL	177,929	7,678	2,168
Rivergreen land parcel	Canton, GA	2.0 acres	1,500	396
Total sales of non-depreciable properties			29,999	9,815
Total sales of all properties			$419,508	$103,011

* The $1.65 million gain has been recorded as “Equity in income from unconsolidated joint ventures” in the income statement.

DEVELOPMENTS AND REDEVELOPMENTS

As of September 30, 2006, we had various development and redevelopment projects underway or in the planning stage totaling approximately $122.2 million of asset value, which based on current plans and estimates, are expected to require $22.8 million of additional capital to complete beyond the $99.3 million already invested. These include:

—	Two Publix supermarket-anchored shopping centers in McDonough, Georgia and Huntsville, Alabama, which are substantially complete with the remaining space undergoing lease-up;

—
Belfair Towne Village in Bluffton, South Carolina where we added 41,250 square feet to the existing center, including a 33,000 square foot Steinmart which opened in October 2006, and are currently leasing the remaining 8,250 square feet of space;

—	St. Lucie West Plaza, adjacent to our Cashmere Corners property in Port St. Lucie, Florida, where we added 19,361 square feet of retail shops and are currently leasing the balance of the space;

•	Bluebonnet Village in Baton Rouge, Louisiana, where we added 10,750 square feet of retail space to the existing center and are currently leasing the balance of the space;

—	South Beach in Jacksonville Beach, Florida, where we completed a partial redevelopment and released the former Food Lion space to Bed Bath & Beyond;

—	Brookside Plaza in Enfield, Connecticut, where we are doing a partial redevelopment of the center and released the former Marshall’s space to Bed Bath & Beyond;

—	Chestnut Square in Brevard, North Carolina, where we are reconfiguring the existing center and adding a Walgreen’s; and

—	Hunters Creek in Orlando, Florida, where we reconfigured the former Winn Dixie space into an Office Depot and a Lifestyle Fitness.

These developments and redevelopments are scheduled for completion beginning in the fourth quarter of 2006. During the nine months ended September 30, 2006, we completed and leased a total of $35.8 million of development and redevelopment projects resulting in incremental net operating income of approximately $3.5 million on an annualized basis.

FFO AND EARNINGS GUIDANCE

Based on current plans and assumptions and subject to the risks and uncertainties more fully described in Equity One’s reports filed with the Securities and Exchange Commission, we are maintaining our previously announced guidance for full year 2006 FFO per diluted share of between $1.54 and $1.58. This guidance is provided for informational purposes and is subject to change. The following is a reconciliation of the calculation of FFO per diluted share and earnings per diluted share:

Guidance for 2006	Range or Value
Earnings per diluted share	$2.16	to	$2.19
Less:gains on sale of real estate	(1.24)		(1.24)
Plus:real estate depreciation	0.62	to	0.63
FFO per diluted share	$1.54	to	$1.58

For guidance purposes, we have not included gains from the sale of real estate not otherwise disclosed, the impact on operating income from future sales of properties or losses from impairment write-downs of our assets or securities.

ACCOUNTING AND OTHER DISCLOSURES

We believe Funds from Operations (“FFO”) (combined with the primary GAAP presentations) is a useful, supplemental measure of our operating performance that is a recognized metric used extensively by the real estate industry, particularly REITs. The National Association of Real Estate Investment Trusts (“NAREIT”) stated in its April 2002 White Paper on Funds from Operations, “Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.”

FFO, as defined by NAREIT, is “net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.” NAREIT states further that “adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.” We believe that financial analysts, investors and stockholders are better served by the presentation of comparable period operating results generated from our FFO measure. Our method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.
FFO is presented to assist investors in analyzing our operating performance. FFO (i) does not represent cash flow from operations as defined by GAAP, (ii) is not indicative of cash available to fund all cash flow needs, including the ability to make distributions, (iii) is not an alternative to cash flow as a measure of liquidity, and (iv) should not be considered as an alternative to net income (which is determined in accordance with GAAP) for purposes of evaluating our operating performance. We believe net income is the most directly comparable GAAP measure to FFO.

CONFERENCE CALL/WEB CAST INFORMATION

We will host a conference call on Wednesday, November 1, 2006, at 1:00 p.m. EST to review our performance for the third quarter 2006. Investors may join the call by dialing 866-272-9941 (U.S./Canada) or 617-213-8895 (international) using pass code 63572398. The call will also be web-cast and can be accessed in a listen-only mode at Equity One’s web site at www.equityone.net.

If you are unable to participate during the call, a replay will be available following the call on our web site. You may also access the replay by dialing 888-286-8010 (U.S./Canada) or 617-801-6888 (international) using pass code 81850659. The telephone replay will be available through November 8, 2006.

FOR ADDITIONAL INFORMATION

For a copy of our third quarter supplemental information package, please access the “Financial Reports” section in our web site at www.equityone.net. To be included in our e-mail distributions for press releases and other company notices, please send your e-mail address to Feryal Akin at fakin@equityone.net.

LOOKING AHEAD - FOURTH QUARTER CONFERENCE CALL

We anticipate that we will release our 2006 year-end earnings on February 20, 2007, after the market close and will host our fourth quarter 2006 conference call on February 21, 2007, at 1:00 p.m. EST. We expect to issue a press release in advance of these events to confirm the dates and times and provide all related information.

FORWARD LOOKING STATEMENTS

Certain matters discussed by Equity One in this press release constitute forward-looking statements within the meaning of the federal securities laws. Although Equity One believes that the expectations reflected in such forward-looking statements is based upon reasonable assumptions, it can give no assurance that these expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include changes in macro-economic conditions and the demand for retail space in Florida, Georgia, Massachusetts and the other states in which Equity One owns properties; the continuing financial success of Equity One’s current and prospective tenants; continuing supply constraints in its geographic markets; the availability of properties for acquisition; the success of its efforts to lease up vacant space; the effects of natural and other disasters; the ability of Equity One successfully to integrate the operations and systems of acquired companies and properties; and other risks, which are described in Equity One’s filings with the Securities and Exchange Commission..

EQUITY ONE, INC.
UNAUDITED SUMMARY FINANCIAL INFORMATION
(In thousands, except per share data)

	For the three months ended September 30,		For the nine months ended September 30,
	2006	2005	2006	2005
Total Revenues	$54,292	$58,411	$174,587	$176,720
Net Income	$14,120	$28,041	$147,832	$74,974
Earnings per share (basic)	$0.19	$0.38	$1.99	$1.02
Earnings per share (diluted)	$0.19	$0.37	$1.97	$1.00
Number of shares used in computing earnings per share
Basic	73,152	74,087	74,207	73,592
Diluted	73,893	75,144	74,944	74,637

Reconciliation of Net Income to Funds from Operations

Funds from Operations is a non-GAAP financial measure. We believe that FFO, as defined by NAREIT, is a widely used and appropriate supplemental measure of operating performance for REITs, and that it provides a relevant basis for comparison among REITs.

The following table reflects the reconciliation of FFO to net income, the most directly comparable GAAP measure, for the periods presented:

	For the three months ended September 30,		For the nine months ended September 30,
	2006	2005	2006	2005
Net income	$14,120	$28,041	$147,832	$74,974
Adjustments
Rental property depreciation and amortization	10,629	10,924	34,161	32,308
Gain on sale of depreciable real estate	-	(6,088)	(93,196)	(11,460)
Pro rata share of real estate depreciation from unconsolidated joint venture	736	-	1,244	-
Minority interest	28	27	178	82
Funds from operations	$25,513	$32,904	$90,219	$95,904

EQUITY ONE, INC.
UNAUDITED SUMMARY FINANCIAL INFORMATION
(In thousands)

Reconciliation of Earnings per Diluted Share to Funds from Operations per Diluted Share

The following table reflects the reconciliation of FFO per diluted share to earnings per diluted share, the most directly comparable GAAP measure, for the periods presented:

	For the three months ended September 30,		For the nine months ended September 30,
	2006	2005	2006	2005
Earnings per diluted share *	$0.19	$0.37	$1.97	$1.00
Adjustments
Rental property depreciation and amortization	0.15	0.15	0.45	0.43
Gain on sale of depreciable real estate	-	(0.08)	(1.24)	(0.15)
Pro rata share of real estate depreciation from unconsolidated joint venture	0.01	-	0.02	-
Funds from operations	$0.35	$0.44	$1.20	$1.28

* Earnings per diluted share reflect the add-back of minority interest(s) which are convertible to shares of our common stock.

Balance Sheet Data	September 30, 2006	December 31, 2005

Investments in real estate
(before accumulated depreciation)	$1,940,183	$2,007,536

Total assets	$1,996,541	$2,052,033

Mortgage notes payable	$364,487	$446,925

Unsecured revolving credit facilities	$44,000	$93,165

Unsecured senior notes payable	$590,479	$465,404

Total liabilities before minority interests	$1,077,982	$1,077,879

Stockholders’ equity	$917,570	$972,729

Total liabilities and stockholders’ equity	$1,996,541	$2,052,033